Exhibit 99.1

Metabolix Reports Fourth Quarter and Full Year Financial Results and Provides Business Update

CAMBRIDGE, Mass.—(BUSINESS WIRE)— Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on bringing environmentally friendly solutions to the plastics, chemicals and energy industries, today reported financial results for the three months and full year ended December 31, 2010.

The Company reported a net loss of $9.5 million or $0.35 per share for the fourth quarter of 2010 compared to a net loss of $9.8 million or $0.39 per share for the fourth quarter of 2009. For the full year, the Company reported a net loss of $38.8 million or $1.45 per share as compared to a net loss of $38.0 million or $1.62 per share for 2009.

The Company’s net cash used for operating activities during the fourth quarter of 2010 was $8.1 million, which compares to net cash used of $5.9 million for the comparable quarter in 2009. Net cash used in operating activities for the full year was $32.0 compared to $25.8 million used in 2009. Unrestricted cash and short-term investments at December 31, 2010 totaled $61.6 million. The Company continues to have no debt.

FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL OVERVIEW

Metabolix currently manages its finances with an emphasis on cash flow. Metabolix used $8.1 million of cash in operating activities for the fourth quarter 2010, which compares to cash usage of $5.9 million during the comparable period of 2009. Net cash used in operating activities reflects the Company’s sales and marketing activities as well as research and product development. The increase in cash usage over the comparable quarter last year is primarily attributable to a decrease in cash received from ADM for cost sharing payments related to pilot manufacturing, an increase in cash paid for salaries and benefits and other operational costs during the fourth quarter of 2010.

For the full year, net cash used in operating activities was $32.0 million, compared to net cash used of $25.8 million for the comparable period of 2009. The year-over-year increase in cash used in operating activities during 2010 compared to 2009 was primarily due to the receipt of $3.2 million in final quarterly support payments from ADM during the year ended December 31, 2009 and a decrease in grant revenue received in 2010.

Total revenue in the fourth quarter of 2010 was $0.1 million, compared to $0.2 million for the respective period in 2009. Revenue for the full years 2010 and 2009 was $0.4 million and $1.4 million, respectively.  The year-over-year decrease was primarily due to a decline in government research grant revenue, related to the completion of the Integrated Bio-Engineered Chemicals grant during the fourth quarter of 2009.

For the three months ended December 31, 2010, total operating expenses were $9.6 million as compared to $10.0 million for the comparable quarter in 2009. Operating expenses for the full year 2010 were $39.4 million compared to $40.2 million for 2009.

Research and development expenses were $5.8 million for the three months ended December 31, 2010 compared to $6.0 million for the comparable quarter in 2009. For the full year, research and development expenses were $23.7 million compared to $24.5 million for 2009. The decrease was primarily due to a decrease in material production costs and a decrease in depreciation expense, partially offset by an increase in employee compensation and related benefit expenses. Material production costs incurred in connection with Telles, the Company’s joint venture with Archer Daniels Midland Company, decreased due to reduced activity at the Company’s pre-commercial manufacturing facility as a result of commencing operations at the commercial manufacturing facility. The decrease in depreciation to $1.6 million in 2010 from $2.7 million in 2009 was the result of reaching full depreciation on equipment and facility improvements at the pre-commercial manufacturing facility at the end of 2009. Employee compensation and related benefit expenses increased to $12.6 million in 2010 from $11.5 million in 2009 due to an increase in headcount to support product development activities related to Telles. Selling, general and administrative expenses were $3.8 million for the three months ended December 31, 2010 as compared to $4.1 million for the comparable quarter in 2009.  For the full year, selling, general and administrative expenses were $15.7 million for both 2010 and 2009.

BUSINESS UPDATE

The Company noted that it progressed on several business and scientific initiatives during the recent fourth quarter.

The Company is pleased to note that it has achieved continued development of the Telles business and growth in its portfolio of customers for Mirel bioplastic.  Metabolix continues to expect to enter the commercial phase of its collaboration with Archer Daniels Midland in mid-year of 2011.  Additionally, the Company continues to anticipate that the Clinton commercial manufacturing facility will reach its manufacturing design production capacity of 110 million pounds of Mirel per annum in mid 2013.

Telles announced that it has entered into contractual arrangements with five significant customers.  These customers include AL-PACK Enterprises, which plans to release a line of soil-biodegradable home and garden mulch films; Lakeside, which is launching a new line of improved compost bags; Reef Interests, which has utilized Mirel to develop a new product that filters and denitrifies aquarium systems; Zoë b, which will be launching a line of biodegradable beach toys; and Tecnaro, which will be including Mirel in a line of blended thermoplastics.  The Company noted that the sales and product development cycle for each of these customers was faster than the expected 9 to 15 month time frame typical for most of its potential customers.

Metabolix also announced that it expects to make its first sample shipments of biobased industrial chemicals to potential customers during the first quarter of fiscal 2011.  This new business is based upon a proven fermentation process, and a unique, differentiated recovery process to produce cost-competitive specialty and general chemicals for a variety of end-use applications.  The Company is initially focused on specialty C4 chemicals and expects to expand into C3 chemicals as well.  The Company currently anticipates this initiative to significantly expand the Company’s addressable market and, through a future partnership, may ultimately provide a second source of meaningful long-term revenues and profits for Metabolix shareholders.

The Company also announced breakthrough results in its crop science research.  The Company noted that it has achieved, in tobacco research crops, PHA yield levels of about 9% of total plant weight and 17% of leaf tissue weight.  This is more than 10 times the yield levels previously documented in peer-reviewed research publications.  Additionally, the Company has entered into its second field trial for camelina-based PHA production.  It anticipates continued advances in yield levels which, longer-term, are expected to lead to new, more efficient production and recovery processes for a wide range of biobased plastics and chemicals.

Richard Eno, Chief Executive Officer of Metabolix, commented, “We are very pleased to have made progress across each of our three platforms.  We continue to believe that we have a unique and compelling opportunity to offer alternatives to petroleum-based products and to enable the creation of new products which are not possible with traditional materials.  In addition to clear environmental benefits, we expect that many of our products will enable meaningful cost saving opportunities and innovation in multiple segments of the plastics and chemicals markets.  We remain dedicated to developing a range of new products and technologies that can create significant, sustainable value for our customers, our communities, and our shareholders.”

Conference Call Information

Richard Eno, the Company’s President and CEO, and Joseph Hill, CFO, will host a conference call at 4:30 p.m. (Eastern) March 9, 2011 to discuss the results of the fourth fiscal quarter and fiscal year ended December 31, 2010, and answer questions from the investor audience. To participate, dial toll-free 1-888-857-6932 or 1-719-457-2633 (international). The pass code is 3269591. The conference call will also be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation-driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel(TM), a family of high performance bioplastics which are biobased and biodegradable alternatives to many petroleum-based plastics, through Telles, a joint venture between Metabolix and Archer Daniels Midland Company. Metabolix is also developing a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as oilseeds, switchgrass and sugarcane.

For more information, please visit www.metabolix.com. (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding expected timing of the commercial phase of the ADM collaboration, reaching Mirel manufacturing design capacity, delivery of sample chemicals to potential Metabolix customers, and Telles customer sales cycles; expectations for the commercialization of the Company’s industrial chemicals and projected advances in crop yields; and future research and development, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated and are detailed in Metabolix’s filings with the Securities and Exchange Commission, including its quarterly form 10-Qs filed during 2010, its 10-K for the year ended December 31, 2009 filed on March 11, 2010 and its 10-K for the year ended December 31, 2010, which is expected to be filed on or about March 10, 2011. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue:
Research and development revenue	$—	$73	$212	$152
License fee revenue	50	—	50	10
License fee and royalty revenue from related parties	25	29	122	120
Grant revenue	38	103	64	1,143
Total revenue	113	205	448	1,425

Operating expense:
Research and development expenses, including cost of revenue	5,761	5,967	23,673	24,471
Selling, general, and administrative expenses	3,836	4,063	15,714	15,683
Total operating expenses	9,597	10,030	39,387	40,154
Loss from operations	(9,484)	(9,825)	(38,939)	(38,729)

Other income (expense):
Interest income, net	17	66	136	772
Net loss	$(9,467)	$(9,759)	$(38,803)	$(37,957)

Net loss per share:
Basic and Diluted	$(0.35)	$(0.39)	$(1.45)	$(1.62)

Number of shares used in per share calculations:
Basic and Diluted	26,891,816	24,740,188	26,773,755	23,435,264

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	December 31,	December 31,
	2010	2009
Assets
Cash, cash equivalents and short-term investments	$61,574	$92,202
Other current assets	1,682	1,151
Restricted cash	622	593
Property and equipment, net	2,776	3,513
Other assets	117	95
Total assets	$66,771	$97,554

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$4,324	$4,372
Short-term deferred revenue	1,906	25
Current portion of deferred rent	165	165
Long-term deferred revenue	36,207	37,299
Other long-term liabilities	493	649
Total liabilities	43,095	42,510
Total stockholders’ equity	23,676	55,044
Total liabilities and stockholders’ equity	$66,771	$97,554

METABOLIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

(in thousands)

	Year Ended
	December 31,
	2010	2009
Cash flows from operating activities
Net loss	$(38,803)	$(37,957)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,647	2,734
Charge for 401(k) company common stock match	443	428
Stock-based compensation	4,696	4,653
Gain on the sale of equipment	—	(70)
Changes in operating assets and liabilities:
Other operating assets and liabilities	(319)	(66)
Deferred revenue	341	4,519
Net cash used in operating activities	(31,995)	(25,759)

Cash flows from investing activities
Purchase of property and equipment	(906)	(2,017)
Proceeds from the sale of equipment	—	70
Change in restricted cash	(29)	—
Purchase of short-term investments	(83,814)	(119,956)
Proceeds the from sale and maturity of short-term investments	116,126	103,048
Net cash provided by (used) in investing activities	31,377	(18,855)

Cash flows from financing activities
Proceeds from options exercised	2,339	116
Proceeds from public stock offering, net of offering costs of $1,932	—	29,118
Net cash provided by financing activities	2,339	29,234

Effect of exchange rate changes on cash and cash equivalents	(9)	—

Net increase (decrease) in cash and cash equivalents	1,712	(15,380)
Cash and cash equivalents at beginning of period	10,814	26,194
Cash and cash equivalents at end of period	$12,526	$10,814

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